Exhibit 99.1

PRESS RELEASE (DRAFT)

Intelligent Highway Solutions, Inc.  Announces a Master Distributor Agreement with SCS Lighting

Sacramento, CA., August 27 ,2013 - Intelligent Highway Solutions, Inc. OTCQB (IHSI), announced  On August 22, 2013 (the “Effective Date”), Intelligent Highway Solutions, Inc. (the “Company”) entered into a distribution agreement (the “Agreement”) with SCS Lighting Solutions Inc. (“SCS”), whereby SCS appointed the Company as its exclusive distributer of SCS products in Sacramento, California and other locations, as determined by both parties in the future.  The SCS products include standard lighting solutions, as well as custom lighting products for indoor and outdoor applications.  If the Company does not make sales in the first year with revenues to SCS in the amount of Three Million dollars ($3,000,000), then the Agreement will become non-exclusive.

The Agreement’s initial term is for one (1) year from the Effective Date and will automatically renew for additional one (1) year increments, unless either party elects to terminate the Agreement by giving not less than sixty (60) days notice prior to the end of the current term.

“ We are very excited to become a Master Distributor for SCS Lighting Solutions energy savings products.” said CEO Devon Jones" “What attracted IHS to SCS Lighting Solutions was the energy efficient outdoor lighting products as well as their ability to custom design and build lighting solutions specific to a certain requirement. Street lighting systems cost municipal entities hundreds of thousands of dollar every year in energy cost and maintenance. The SCS lighting systems have reduced theses expenses from 55% to 90% and eliminated maintenance for typically 10 years or more. IHS is a C-10 electrical contractor in California, we can now provide for our municipal and State customers a full turn-key lighting system.  In addition, SCS offers energy efficient lighting systems for commercial and industrial. This will allow IHS to expand into other areas of providing energy efficient lighting for the transportation industry.”

Thomas C. Dearmin, President/CEO of SCS Lighting stated, “We are looking forward to a mutually prosperous relationship with IHS. IHS has proven to be a leader in the intelligent transportation market, they have established excellent working relationships with both local and State governments and can provide a full turn-key service to up-grade existing street lighting systems as well as all other lighting requirements within the transportation Industry while offering energy efficient zero to very low maintenance lighting systems freeing up operational moneys for other requirements.”

About Intelligent Highway Solutions, Inc.

Intelligent Highway Solutions, Inc. was formed in April, 2011; IHS is a technology based intelligent highway solutions contractor. The Company’s primarily focus is in the California transportation market providing services that range from providing labor, materials, and related equipment for corrective service and maintenance services for the States transportation infrastructure. The Company’s plans are to expand its services to provide cutting edge wireless technologies for transportation market. As well as expand our service, maintenance and technology services to neighboring states and nationwide.

Forward Looking Statements: Any statements contained herein that are not historical facts are forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only to the date such information was released. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after release of this information.

About SCS Lighting

SCS Lighting is an engineering and electronics company that specializes in Solid State Diode (SSD) lighting solutions. We offer standard off the shelf products as well as custom lighting solutions for commercial customers for indoor and outdoor applications. We work with each customer to improve lighting performance and reduce operational costs with savings from 55% to 90% over traditional lighting.

Contact
Devon Jones
www.IntelligentHighwaySolutions.com
devon@hwysolutions.com
8 Light Sky Court
Sacramento, CA 95828
Tel.: (916) 379-0324

Contact
Thomas C. Dearmin
www.scslighting .com
tomdearmin@scslighting.com
25801 Obrero drive
Mission Viejo, CA 92691
Tel. (949) 842-2844